Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2024, relating to the consolidated financial statements of Genius Sports Limited (the “Company”) appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2023.

/s/ WithumSmith+Brown, PC

New York, New York

March 15, 2024